K&L GATES LLP

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PRIVILEGED AND CONFIDENTIAL

May 19, 2017

EQ Advisors Trust

AXA Premier VIP Trust

c/o AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganizations to Combine Series of two Delaware Statutory Trusts

Ladies and Gentlemen:

EQ Advisors Trust, a Delaware statutory trust (“EQAT”), on behalf of All Asset Aggressive - Alt 25 Portfolio, a segregated portfolio of assets (“series”) thereof (“EQAT Target”), and All Asset Growth - Alt 20 Portfolio, also a series thereof (“Acquiring Portfolio”), and AXA Premier VIP Trust, also a Delaware statutory trust (“VIP”), on behalf of CharterSM Alternative 100 Moderate Portfolio, a series thereof (“VIP Target”),1 have requested our opinion as to certain federal income tax consequences of Acquiring Portfolio’s proposed acquisition of each Target pursuant to an Agreement and Plan of Reorganization and Termination between them made as of March 24, 2017 (“Agreement”).2 The Agreement contemplates Acquiring Portfolio’s acquisition of all the Assets of each Target in exchange solely for shares in Acquiring Portfolio and Acquiring Portfolio’s assumption of all Liabilities of that Target, followed by that Target’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving Acquiring Portfolio and a Target being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated February 22, 2017, regarding the Reorganizations (as well as reorganizations involving certain other series of EQAT and VIP (“Other Series”)) that was furnished in connection with the solicitation of voting instructions by each Investment Company’s Board, on behalf of the Targets (and certain of the Other Series), for use at a special meeting of the shareholders of the Targets (and those Other Series) that was held on March 28, 2017 (“Proxy/Prospectus”), (3) the letter dated February 28, 2017 (which accompanied the Proxy/Prospectus), to owners of variable life insurance policies and/or variable annuity contracts

1 Acquiring Portfolio and each Target is sometimes referred to herein as a “Portfolio.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

AXA PREMIER VIP TRUST

MAY 19, 2017

or certificates who participate in one or more of the Targets (and those Other Series) through the investment divisions of a separate account or accounts established by AXA Equitable or another insurance company (each, an “Insurance Company”) regarding instructing the relevant Insurance Company how to vote the Target Shares (and shares of those Other Series) related to those owners’ interests in those accounts as of the close of business on December 31, 2016, (4) the Notice of Joint Special Meeting of Shareholders, dated February 28, 2017, and Contractholder Voting Instructions, dated February 22, 2017, which also accompanied the Proxy/Prospectus, and (5) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 6.4 thereof) (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 3.5(a) thereof (which certify that each Investment Company’s respective Representations are true and correct at the Effective Time (as defined below)). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof (“Effective Time”) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Portfolios participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1) Target’s transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D) of the Code), and each Portfolio will be “a party to a reorganization” (within the meaning of Code section 368(b));

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

AXA PREMIER VIP TRUST

MAY 19, 2017

(2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3) Acquiring Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Portfolio Shares and its assumption of the Liabilities;

(4) Acquiring Portfolio’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Portfolio’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Portfolio Shares pursuant to the Reorganization; and

(6) A Shareholder’s aggregate basis in the Acquiring Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Portfolio Shares, and its holding period for those Acquiring Portfolio Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Portfolios participating therein or the Shareholders thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion regarding each Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence at the Effective Time. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the Effective Time with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

AXA PREMIER VIP TRUST

MAY 19, 2017

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith) — including whether either Fund qualifies or will qualify as a RIC. Our opinion also applies with respect to a particular Reorganization only to the extent each Portfolio participating therein is solvent, and we express no opinion about the tax treatment of either Reorganization if either Portfolio participating therein is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L GATES LLP